Exhibit 99.2

CONCENTRA OPERATING CORPORATION

Unaudited Reconciliation of Operating Cash Flows to EBITDA

(in thousands)

	Three Months Ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
Net cash provided by (used in) operating activities	$(1,185)	$21,434	$14,447	$42,471	$(6,763)	$14,743	$17,194	$28,857

Changes in assets and liabilities, net of acquired assets and liabilities:
Accounts receivable, net	3,119	7,200	(3,090)	(9,015)	(4,814)	3,033	(1,161)	(10,176)
Prepaid expenses and other assets	657	(1,226)	1,923	(2,562)	207	5,806	22,424	(25,260)
Accounts payable and accrued expenses	8,435	(14,254)	4,415	(23,139)	20,391	(5,162)	(25,528)	15,913

Total changes in assets and liabilities, net of acquired assets	12,211	(8,280)	3,248	(34,716)	15,784	3,677	(4,265)	(19,523)

Write-offs of fixed assets	(4)	(21)	—	(82)	(13)	(70)	(176)	124
Provision (benefit) for income taxes	(554)	5,802	(309)	(1,182)	3,569	1,418	(3,544)	3,136
Interest expense, net	16,805	16,692	16,492	16,409	16,434	16,614	15,507	15,027
Loss on early retirement of debt	—	—	—	—	—	—	7,381	513
Loss of acquired affiliate, net of tax	1,116	426	1,065	3,226	—	—	—	—
Minority share of depreciation, amortization and interest	(122)	(341)	(658)	(741)	(544)	(578)	(602)	(471)

EBITDA	$28,267	$35,712	$34,285	$25,385	$28,467	$35,804	$31,495	$27,663

Computations of Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”) have been provided in this Form 8-K primarily due to the use of this measure by the holders of the Company’s 13% senior subordinated notes, and other lenders, for purposes of determining the Company’s performance in light of its debt covenant requirements, which are stated in the Company’s debt agreements as measures that relate to EBITDA. The Company’s computations of this measure may differ from that provided by other companies due to differences in the inclusion or exclusion of items in its computations as compared to that of others. The Company’s measure of EBITDA has been made in a manner consistent with the requirements of the indenture that relates to its 13% senior subordinated notes. EBITDA is a measure that is not prescribed for under Generally Accepted Accounting Principles (“GAAP”). EBITDA specifically excludes changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities, and it also excludes the effects of interest expense, depreciation expense, amortization expense, taxes and other items that are included when determining a company’s net income. As such, the Company would encourage a reader not to use this measure as a substitute for the determination of net income, operating cash flow or other similar GAAP-related measures, and to use it primarily for the debt covenant compliance purposes above.

Due to the acquisitions of Em3 Corporation and OccMed Systems, Inc. (the “Acquired Companies”), the Company’s financial statements prior to December 1, 2002, have been restated to reflect the consolidation of the Acquired Companies’ financial statements in accordance with accounting for reorganizations under common control. See the text of this Form 8-K for further information.